UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2013

Arrhythmia Research Technology, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	1-9731 (Commission File Number)	72-0925679 (I.R.S. Employer Identification Number)

25 Sawyer Passway
Fitchburg, MA 01420
(Address of principal executive offices and zip code)

(978) 345-5000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On March 25, 2013, Mr. Michael S. Gunter resigned as a director of Arrhythmia Research Technology, Inc. (the “Company”) and Micron Products, Inc. (“Micron Products”) effective immediately and notified the Board that his service as Interim Chief Executive Officer of the Company would end on March 31, 2013, namely, the end of the period during which he agreed to serve in such position.
(c,d) On March 28, 2013, the Board of Directors appointed Salvatore Emma, Jr., age 53, as President and Chief Executive Officer of the Company, Micron Products, and of the Company's other subsidiaries effective April 1, 2013. The Board of Directors unanimously appointed Mr. Emma as a director of the Company and Micron Products effective April 1, 2013. Prior to this appointment, Mr. Emma served as Vice President and General Manager of Micron Products since 2008.  As Vice President and General Manager, Mr. Emma guided efforts in strategy, operations, innovation and continuous improvement to meet the needs of leading multinational corporations and other customers in the medical products, defense, commercial, and consumer markets. Mr. Emma joined Micron Products in 2007 as Director of Information Technology.
Prior to joining Micron Products, Mr. Emma was an enterprise information systems consultant from 1995 to March 2007. His consulting engagements during this time included: Munters Corporation, a manufacturer of climate control equipment, Lawrence Pumps, Inc., an industrial pump manufacturer, Convergent Energy, Inc., a manufacturer of lasers and Micron Products, Inc. In this role, he led a variety of strategic initiatives including ERP implementation, business intelligence, information systems design, programming, and business systems architecture.  Previously, he served as Corporate Controller at Kervick Enterprises, Inc., an aerospace and orthopedics investment casting and forging manufacturing company.  Mr. Emma holds a Bachelor of Science in Business Administration with a minor in Computer Science from Fitchburg State University.
Mr. Emma is not related to any other director or executive officer of the Company.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fitchburg, Commonwealth of Massachusetts, on the 29th day of March, 2013.
ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

By: /s/ David A. Garrison
David A. Garrison
Executive Vice President and
Chief Financial Officer